SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13, 2017

Waste Management, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-12154	73-1309529
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 Fannin, Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone number, including area code: (713) 512-6200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective November 13, 2017, the Board of Directors (the “Board”) of Waste Management, Inc. (the “Company”) elected Ms. Leslie K. Nagy as Vice President and Chief Accounting Officer.  As disclosed in a Form 8-K filed on August 4, 2017, Ms. Devina A. Rankin had been serving as the Company’s principal accounting officer on an interim basis.  Ms. Rankin remains the Company’s Senior Vice President and Chief Financial Officer.

Ms. Nagy, age 43, was previously employed by Parker Drilling Company as its Principal Accounting Officer and Controller from April 2014 through November 2017 and as its Director of Finance and Assistant Controller from July 2010 through April 2014. Before joining Parker Drilling, Ms. Nagy worked for Ernst & Young LLP from 1997 to 2010.  Ms. Nagy earned a Bachelor of Business Administration and Master of Science in Accounting from Texas A&M University. Ms. Nagy is a certified public accountant licensed in Texas.

In connection with her appointment, Ms. Nagy will receive an annual base salary of $275,000. She will also receive a bonus under the Company’s annual incentive plan with a target value of 50% of her annual base salary, with actual payout dependent on the Company’s results relative to the annual incentive plan performance measures.  As an inducement to her commencement of employment, Ms. Nagy will receive an award of restricted stock units (“RSUs”) under the Company’s 2014 Stock Incentive Plan with a grant date value of $225,000.  The material terms of the RSU grant are as follows:

Vesting Schedule	100% on third anniversary. Each RSU will be converted into one share of Company common stock.
Dividend Equivalents	Dividends will accrue and be paid in cash upon settlement.
Termination of Employment
Death or Disability	All RSUs immediately vest.
Qualifying Retirement or Involuntary Termination without Cause	RSUs vest on a pro rata basis and will be paid on originally scheduled vesting date.
Resignation; Involuntary Termination for Cause	All unvested RSUs are forfeited.
Involuntary Termination without Cause following a Change in Control	RSUs vest on a pro rata basis and will be paid on originally scheduled vesting date.

Item 5.03              Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective November 13, 2017, the Board adopted amendments to the Company’s By-Laws, primarily to implement procedural updates and clarification edits, including:  clarification that Section 2.13 regarding stockholder proposals is only applicable to annual meetings; clarification in Sections 2.13 and 2.14 of the timing to submit a stockholder proposal or nomination in the event that the Company’s annual meeting is more than 30 days before or 70 days after the anniversary date of the prior year’s annual meeting; addition of a new Section 2.15 requiring nominees for election as a director to submit a standard director questionnaire and certain related representations; update in Section 4.1 to elect to be governed by Section 141(c)(2) of the Delaware General Corporation Law, giving the Board additional flexibility in what can be delegated to a committee; revision to Section 6.4 to allow the Chief Executive Officer or President to fill certain officer vacancies, consistent with their existing powers to appoint and remove subordinate officers; and update in Section 10.1 to provide a definition of “officer” for purposes of the indemnification and advancement of expenses provisions.  The amendments also include other changes intended to clarify and conform various provisions of the Company’s By-Laws to the Delaware General Corporation Law.

The above description of the amendments is qualified in its entirety by reference to the Company’s Amended and Restated By-Laws, as currently in effect, a copy of which is filed as Exhibit 3.2 to this report and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Index

Exhibit Number	Description

3.2	Amended and Restated By-Laws of Waste Management, Inc. as of November 13, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

WASTE MANAGEMENT, INC.

Date:	November 13, 2017	By:	/s/ Charles C. Boettcher
Charles C. Boettcher
Senior Vice President, Chief Legal Officer and Chief Compliance Officer